                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-77843

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement is not complete and +
+                               may be changed.                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to Completion. Dated February 10, 2000.

            Prospectus Supplement to Prospectus dated May 18, 1999.

                                  $500,000,000

                                 Sempra Energy

                                 % Notes due 2010

                                 ------------

   Sempra Energy will pay interest on the notes on           and           of
each year. The first such payment will be made on          , 2000. The notes
will be issued only in denominations of $1,000 and integral multiples of $1,000.

   Sempra Energy may at any time redeem all or a portion of the notes at the redemption prices described in this prospectus supplement.

                                 ------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                          Per Note     Total
                                                          --------     -----
Initial public offering price............................          % $
Underwriting discount....................................          % $
Proceeds, before expenses, to Sempra Energy..............          % $

   The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from           , 2000 and
must be paid by the purchaser if the notes are delivered after          , 2000.

                                 ------------

   The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on          , 2000.

Goldman, Sachs & Co.
             Credit Suisse First Boston
                        Morgan Stanley Dean Witter
                                                            Salomon Smith Barney

                                 ------------

                  Prospectus Supplement dated          , 2000.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  . national, international, regional and local economic, competitive and regulatory conditions and developments;

  .   capital market conditions, inflation rates and interest rates;

  . energy markets, including the timing and extent of changes in commodity prices;

  .   weather conditions;

  .   business, regulatory and legal decisions;

  . the pace of deregulation of retail natural gas and electricity delivery;

  .   technological developments;

  .   the timing and success of business development efforts; and

  . other uncertainties, all of which are difficult to predict and many of which are beyond our control.

    You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1998 and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under "Where You Can Find More Information" in the accompanying prospectus.

                              SUMMARY INFORMATION

    The following information supplements, and should be read together with, the information contained in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the
accompanying prospectus to help you understand the      % notes due 2010. In
this prospectus supplement we refer to the       % notes due 2010 as the
"notes." You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents they incorporate by reference, to understand fully the terms of notes and other considerations that are important to you in making a decision about whether to invest in the notes. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to "we," "us" and "our" should be read to refer to Sempra Energy and its subsidiaries.

                                 Sempra Energy

    Sempra Energy, based in San Diego, is a Fortune 500 energy services company. We were formed in connection with a business combination of Pacific Enterprises and Enova Corporation in which the shareholders of the two companies became our shareholders. The combination was completed and our shares began trading in June 1998.

    Through two regulated utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, we serve over 21 million consumers, the largest customer base of any gas, electric or combination gas and electric utility in the United States. Natural gas service is provided throughout Southern California and portions of Central California through over 5.5 million active meters. Electric service is provided throughout San Diego County and portions of Orange County, both in Southern California, through over 1.2 million active meters.

    Through other subsidiaries, we also provide other energy-related products and services. These subsidiaries include Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International and Sempra Energy Resources.

    Our principal executive offices are located at 101 Ash Street, San Diego, California 92101 and our telephone number is (619) 696-2034.

                                  The Offering

 Issuer...........................  Sempra Energy.

 Amount of Notes Offered..........  $500 million in principal amount of   %
                                    notes due 2010.

 Maturity.........................        .

 Interest Rate....................    % per annum, accruing from      , 2000.

 Interest Payment Dates...........        and      , beginning       , 2000.

 Ranking..........................  The notes are our unsecured senior obligations. The notes will rank senior to
                                    all of our existing and future indebtedness
                                    that is subordinated to the notes and
                                    equally with all of our other existing and
                                    future unsecured senior indebtedness. The
                                    notes will be effectively subordinated to
                                    all liabilities of our subsidiaries.

 Optional Redemption..............  We may redeem all or a portion of the notes at any time at the redemption prices
                                    described in this prospectus supplement
                                    plus accrued interest to the date of
                                    redemption.

 Covenants........................  The notes and the related indenture do not contain any financial or other similar
                                    restrictive covenants. However, we will be
                                    subject to the covenant described under the
                                    caption "Description of the Notes--
                                    Consolidation, Merger and Conveyance of
                                    Assets as an Entirety; No Financial
                                    Covenants" in this prospectus supplement.

 Use of Proceeds..................  We estimate the net proceeds from this offering will be approximately $496.4
                                    million. We intend to use the net proceeds
                                    of the offering, together with the net
                                    offering proceeds from Sempra Energy
                                    Capital Trust I's (the "Trust") concurrent
                                    offering of approximately $200 million of
                                    its trust preferred securities, to purchase
                                    shares of our common stock pursuant to a
                                    cash tender offer. For additional details,
                                    see the discussions under the captions "Use
                                    of Proceeds" and "Recent Developments."

                                USE OF PROCEEDS

  We intend to use the net proceeds of this offering of $500 million of notes, estimated to be approximately $496.4 million, together with the net offering proceeds from the Trust's concurrent offering of approximately $200 million of trust preferred securities, to purchase up to 36,000,000 shares of our common stock in the tender offer described below under "Recent Developments."

  The tender offer is not scheduled to expire until after the expected completion of the offerings of the notes and the trust preferred securities. As a result, we do not know the total amount that will be required to purchase shares of our common stock. However, if we were to purchase all of the 36,000,000 shares we are offering to purchase in the tender offer at the $20.00 maximum price per share that we are willing to pay, the cost of the purchase and the related expenses would be approximately $734 million. In the tender offer, we have reserved the right to increase the number of shares we may purchase and to raise the maximum purchase price we may pay.

  We intend to obtain any additional funds needed for the purchase of common stock in the tender offer from the issuance and sale by us of commercial paper and short-term callable commercial notes. We intend to use any remaining net proceeds from the offering of the notes and the trust preferred securities, after application for the purchase of our common stock in the tender offer, for general corporate purposes, including the reduction of short-term debt.

  We estimate that the expenses for this offering, excluding underwriting discounts and commissions, will be approximately $330,000.

                              RECENT DEVELOPMENTS

Recently Announced Results of Operations for Fiscal 1999.

    On January 26, 2000, we reported unaudited earnings for the year ended December 31, 1999 of $394 million, or $1.66 per diluted share, an increase of 34% from $294 million, or $1.24 per diluted share, for the year 1998. Excluding nonrecurring items, unaudited earnings in 1999 rose to $408 million, or $1.72 per diluted share, an increase of 7.7%, from $379 million, or $1.60 per diluted share, in 1998.

    We reported unaudited fourth quarter 1999 earnings of $105 million, or $0.44 per diluted share, an increase of 24% from $85 million, or $0.36 per diluted share, for the fourth quarter of 1998 (or, excluding nonrecurring items, an increase of 18% from $89 million, or $0.38 per diluted share in
1998).

    Our revenues increased 8.7% to $5.4 billion for the full-year ended December 31, 1999, compared to $5.0 billion in 1998.

Tender Offer by Sempra Energy for Shares of its Common Stock.

    On January 26, 2000, we commenced a self-tender offer to purchase 36,000,000 shares of our common stock, including the associated preferred stock purchase rights, or any lesser number of shares that shareholders properly tender in the tender offer at prices at or below the $20.00 per share maximum price we are offering in the tender offer. Our obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including our having obtained approximately $700 million of long-term financing on terms and conditions satisfactory to us, in our sole judgment.

    We are conducting the offer through a procedure commonly called a modified "Dutch Auction." This procedure allows shareholders to select the price within a specified range at which they are willing to sell their shares. The price range for the tender offer is $17.50 to $20.00 for each share of common stock. We will determine the lowest single per share price within the price range that will allow us to purchase
36,000,000 shares, or if fewer shares are tendered, all shares properly tendered. The tender offer expires at 5:00 p.m., New York City time, on Friday, February 25, 2000, unless we extend the offer. The scheduled expiration date is after the expected completion of the offerings of the notes and the concurrent offering of trust preferred securities by the Trust. As a result, we do not know the total amount that will be required to purchase shares of our common stock. In the tender offer, we have reserved the right to increase the number of shares we may purchase and raise the maximum purchase price we may pay.

    Assuming we purchase 36,000,000 shares pursuant to the tender offer at a purchase price of $20.00 per share, we expect the maximum aggregate cost, including fees and expenses applicable to the tender offer, will be approximately $734 million. We intend to finance $700 million of this amount on a long-term basis primarily through a combination of this sale of $500 million of notes and the concurrent offering by the Trust of approximately $200 million of its trust preferred securities. We intend to obtain any additional funds needed for the purchase of common stock in the tender offer from the issuance and sale by us of commercial paper.

    We also announced on January 26, 2000 that we plan to reduce the quarterly dividend payable on shares of our common stock to $0.25 per share ($1.00 annualized rate) from its previous level of $0.39 per share ($1.56 annualized rate) commencing with the dividend payable in the second quarter of 2000. We intend for this financial initiative to increase our financial and operating flexibility and to further position us for the increasingly competitive utility and energy services markets.

                                 CAPITALIZATION

    The following table sets forth our unaudited consolidated capitalization as of September 30, 1999 (i) on an historical basis and (ii) on a pro forma basis to give effect to the sale of:

  .   $500 million of notes pursuant to this offering;

  .   $200 million of trust preferred securities by the Trust; and

  .   $34 million of commercial paper by us,

and the application of the estimated net proceeds from the issuance of these securities for the purchase of shares of our common stock, assuming that we purchase 36,000,000 shares of common stock at a price of $20 per share. We cannot assure you that we will purchase 36,000,000 shares or that the shares will be purchased at a price of $20 per share. See the discussions under the captions "Use of Proceeds" and "Recent Developments" in this prospectus supplement. This table should be read in conjunction with the Summary Historical Condensed Consolidated Financial Information and the Summary Unaudited Condensed Consolidated Pro Forma Financial Information and other financial information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                   September 30, 1999
                                            ---------------------------------
                                                         Pro Forma      Pro
                                            Historical Adjustments(1)  Forma
                                            ---------- -------------- -------
                                                  (Dollars in millions)
LIABILITIES
Current liabilities........................  $ 3,197       $  34      $ 3,231
Total long-term debt.......................    2,934         500        3,434
Total deferred credits and other
 liabilities...............................    1,909                    1,909
                                             -------       -----      -------
  Total liabilities........................    8,040         534        8,574
                                             -------       -----      -------

Preferred stock of subsidiaries............      204                      204
                                             -------                  -------
Mandatorily redeemable trust preferred
 securities................................                  200          200
                                             -------       -----      -------

SHAREHOLDERS' EQUITY
Common stock...............................    1,885        (562)       1,323
Retained earnings..........................    1,083        (162)         921
Other .....................................      (73)                     (73)
                                             -------       -----      -------
  Total shareholders' equity...............    2,895        (724)       2,171
                                             -------       -----      -------
  Total liabilities and shareholders'
   equity..................................  $11,139       $  10      $11,149
                                             =======       =====      =======

--------
(1) Please see the summary unaudited condensed consolidated pro forma balance sheet at page S-12 for an explanation of the pro forma adjustments.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

    The following table sets forth our ratio of earnings to combined fixed charges for each of the years in the five-year period ended December 31, 1998 and for each of the nine-month periods ended September 30, 1998 and 1999:

                                                                  Nine Months
                                                                     Ended
                                        Years Ended December 31, September 30,
                                        ------------------------ -------------
                                        1998 1997 1996 1995 1994  1999   1998
                                        ---- ---- ---- ---- ---- ------ ------
   Ratio of Earnings to Combined Fixed
    Charges...........................  2.73 3.75 3.67 3.13 2.94   2.85   2.64

    We determined the ratio of earnings to fixed charges by dividing (a) the sum of pretax income and fixed charges by (b) fixed charges. Fixed charges consist of all interest expense (before allowances for borrowed funds used during construction), preferred dividends by subsidiaries, one-third of rent expense (which approximates the interest component of such expense) and amortization of debt issuance costs.

                   SUMMARY HISTORICAL CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

    The following table contains our summary historical condensed consolidated financial information. The summary historical condensed consolidated financial information for the years ended December 31, 1998 and 1997 and as of December 31, 1998 and 1997 has been derived from our audited consolidated financial statements for the years ended December 31, 1998 and 1997. The summary historical condensed consolidated financial information for the nine months ended September 30, 1999 and 1998 and as of September 30, 1999 and 1998 has been derived from our unaudited consolidated financial statements for the nine-month periods ended September 30, 1999 and 1998. In the opinion of management, the interim condensed consolidated financial information reflects all adjustments necessary for a fair presentation. These adjustments are only of a normal recurring nature. The summary historical condensed consolidated financial information should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes thereto from which it has been derived. More comprehensive financial information is included in the consolidated financial statements and related notes contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which we file with the SEC.

                              STATEMENTS OF INCOME
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                 For the years   For the nine
                                                     ended       months ended
                                                 December 31,    September 30,
                                                --------------- ---------------
                                                 1998    1997    1999    1998
                                                ------- ------- ------- -------
Revenue and other income(1)...................  $ 5,525 $ 5,127 $ 3,962 $ 3,717
Expenses(1)...................................    4,874   4,170   3,348   3,230
Preferred dividends by subsidiaries...........       12      18       9       9
                                                ------- ------- ------- -------
Income before interest and income taxes.......      639     939     605     478
Interest......................................      207     206     185     161
Income taxes..................................      138     301     131     108
                                                ------- ------- ------- -------
  Net income..................................  $   294 $   432 $   289 $   209
                                                ======= ======= ======= =======

Average common shares outstanding (thousands):
  Basic.......................................  236,423 236,662 237,192 236,253
  Diluted.....................................  237,124 237,249 237,556 236,914
Earnings per common share:
  Basic.......................................  $  1.24 $  1.83 $  1.22 $  0.88
  Diluted.....................................  $  1.24 $  1.82 $  1.22 $  0.88

Dividends declared per common share...........  $  1.56 $  1.27 $  1.17 $  1.17
Book value per common share (end of
 period)(2)...................................  $ 12.29 $ 12.56 $ 12.20 $ 12.33
Common shares outstanding (end of period)
 (thousands)..................................  236,956 235,598 237,377 236,648

--------
(1) In connection with the deregulation of California's electric-utility industry, we sell and purchase electricity to and from the independent power exchange (the "PX"). During 1998 we accounted for sales and purchases to the PX as revenue and expense. During 1999 we accounted for these sales and purchases on a net basis. The nine months ended September 30, 1998 has been presented on a basis consistent with the 1999 presentation. The year ended December 31, 1998 is stated on a historical basis. In our Annual Report on Form 10-K for the year ended December 31, 1999, we will reflect reductions in 1998 revenue and expense of $500 million to conform the 1998 presentation of these sales and purchases to the method of presentation adopted for 1999.
(2) Book value per common share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period, which excludes shares held by our Employee Stock Ownership Plan.

                                 BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
ASSETS

Current assets.......................................    $ 2,962      $ 2,458
Investments and other assets.........................      2,794        2,557
Property, plant and equipment........................      5,383        5,441
                                                         -------      -------
  Total assets.......................................    $11,139      $10,456
                                                         =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Current liabilities..................................    $ 3,197      $ 2,466
Long-term debt.......................................      2,934        2,795
Deferred credits and other liabilities...............      1,909        2,078
                                                         -------      -------
  Total liabilities..................................      8,040        7,339
                                                         -------      -------
Preferred stock of subsidiaries......................        204          204
                                                         -------      -------

SHAREHOLDERS' EQUITY
Common stock.........................................      1,885        1,883
Retained earnings....................................      1,083        1,075
Other................................................        (73)         (45)
                                                         -------      -------
  Total shareholders' equity.........................      2,895        2,913
                                                         -------      -------
  Total liabilities and shareholders' equity.........    $11,139      $10,456
                                                         =======      =======

                    SUMMARY UNAUDITED CONDENSED CONSOLIDATED
                        PRO FORMA FINANCIAL INFORMATION

    The following summary unaudited condensed consolidated pro forma financial information gives effect to the sale of $500 million of notes by us, $200 million of trust preferred securities by the Trust and $34 million of commercial paper by us, the purchase of shares of our common stock pursuant to the tender offer described under "Recent Developments" (assuming the purchase of 36,000,000 shares at a purchase price of $20.00 per share) and the reduction in the dividend on the common stock described under "Recent Developments," based on the assumptions described below and in the related notes below.

    The summary unaudited condensed consolidated pro forma balance sheet as of September 30, 1999 gives effect to the sale of $500 million of notes by us, $200 million of trust preferred securities by the Trust and $34 million of commercial paper by us and the purchase of shares of our common stock pursuant to the tender offer (using the assumptions stated in the preceding paragraph), as though such events occurred as of the date of such balance sheet. The summary unaudited condensed consolidated pro forma statements of income for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the sale of $500 million of notes by us, $200 million of trust preferred securities by the Trust and $34 million of commercial paper by us, the purchase of shares of our common stock pursuant to the tender offer and the reduction in the dividend on the common stock, as though such events occurred on January 1, 1998.

    The summary unaudited condensed consolidated pro forma financial information should be read in conjunction with the summary historical condensed consolidated financial information included in this prospectus supplement and the historical consolidated financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary unaudited condensed consolidated pro forma financial information is subject to a number of uncertainties and assumptions and does not purport to be indicative of the operating results that would actually have been obtained, or operating results that may be obtained in the future, or the financial position that would have resulted had the sale of notes by us, trust preferred securities by the Trust and commercial paper by us, the purchase of shares of our common stock pursuant to the tender offer and the reduction in the dividend on the common stock, been completed at the dates indicated.

        SUMMARY UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                             (DOLLARS IN MILLIONS)

                                                        Pro Forma
                                            Historical Adjustments   Pro Forma
                                            ---------- -----------   ---------
ASSETS
Current assets.............................  $ 2,962                  $ 2,962
Investments and other assets...............    2,794      $  10 (1a)    2,804
Property, plant and equipment..............    5,383                    5,383
                                             -------      -----       -------
  Total assets.............................  $11,139      $  10       $11,149
                                             =======      =====       =======

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities........................  $ 3,197      $  34 (1b)  $ 3,231
Total long-term debt.......................    2,934        500 (1c)    3,434
Total deferred credits and other
 liabilities...............................    1,909                    1,909
                                             -------      -----       -------
  Total liabilities........................    8,040        534         8,574
                                             -------      -----       -------

Preferred stock of subsidiaries............      204                      204
                                             -------                  -------
Mandatorily redeemable trust preferred
 securities................................                 200 (1d)      200
                                                          -----       -------

SHAREHOLDERS' EQUITY
Common stock...............................    1,885       (562)(2)     1,323
Retained earnings..........................    1,083       (162)(2)       921
Other .....................................      (73)                     (73)
                                             -------      -----       -------
  Total shareholders' equity...............    2,895       (724)(2)     2,171
                                             -------      -----       -------
  Total liabilities and shareholders'
   equity..................................  $11,139      $  10       $11,149
                                             =======      =====       =======

                    SUMMARY UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA STATEMENT OF INCOME
                    FOR NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                       Pro Forma
                                           Historical Adjustments    Pro Forma
                                           ---------- -----------    ---------
Revenue and other income..................  $ 3,962                   $ 3,962
Expenses..................................    3,348                     3,348
Trust preferred distributions by
 subsidiaries.............................             $     14 (3)        14
Preferred dividends by subsidiaries.......        9                         9
                                            -------    --------       -------
Income before interest and income taxes...      605         (14)          591
Interest..................................      185          32 (3)       217
Income taxes..............................      131         (18)(4)       113
                                            -------    --------       -------
  Net income..............................  $   289    $    (28)      $   261
                                            =======    ========       =======

Average common shares outstanding
 (thousands):
  Basic...................................  237,192     (36,000)(5)   201,192
  Diluted.................................  237,556     (36,000)(5)   201,556
Earnings per common share:
  Basic...................................  $  1.22                   $  1.30
  Diluted.................................  $  1.22                   $  1.29

Dividends declared per common share.......  $  1.17    $  (0.42)(6)   $  0.75
Book value per common share (end of
 period)..................................  $ 12.20                   $ 10.78
Common shares outstanding (end of period)
 (thousands)..............................  237,377     (36,000)(5)   201,377
Ratio of earnings to fixed charges........     2.85                      2.37

                    SUMMARY UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA STATEMENT OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1998
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                        Pro Forma
                                            Historical Adjustments   Pro Forma
                                            ---------- -----------   ---------
Revenue and other income...................  $ 5,525     $  (500)(7)  $ 5,025
Expenses...................................    4,874        (500)(7)    4,374
Trust preferred distributions by
 subsidiaries..............................                   18 (3)       18
Preferred dividends by subsidiaries........       12                       12
                                             -------     -------      -------
Income before interest and income taxes....      639         (18)         621
Interest...................................      207          43 (3)      250
Income taxes...............................      138         (24)(4)      114
                                             -------     -------      -------
  Net income...............................  $   294     $   (37)     $   257
                                             =======     =======      =======

Average common shares outstanding
 (thousands):
  Basic....................................  236,423     (36,000)(5)  200,423
  Diluted..................................  237,124     (36,000)(5)  201,124
Earnings per common share:
  Basic....................................  $  1.24                  $  1.28
  Diluted..................................  $  1.24                  $  1.28

Dividends declared per common share........  $  1.56     $ (0.56)(6)  $  1.00
Book value per common share (end of
 period)...................................  $ 12.29                  $ 10.89
Common shares outstanding (end of year)
 (thousands)...............................  236,956     (36,000)(5)  200,956
Ratio of earnings to fixed charges.........     2.73                     2.19

                           NOTES TO SUMMARY UNAUDITED
             CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

(1) Represents the aggregate obligations incurred of $734 million from the issuance of $500 million of our notes at an assumed interest rate of 8%, $200 million of trust preferred securities by the Trust at an assumed distribution rate of 9% and $34 million of our commercial paper at an assumed interest rate of 5.7%.

      1(a) Estimated issuance costs (annual amortization of debt issue costs-$565,000)................................................ $ 10
      1(b) Issuance of 5.7% commercial paper............................ $ 34
      1(c) Issuance of 10-year 8% senior notes.......................... $500
      1(d) Issuance of 9% trust preferred securities.................... $200

(2) Represents the purchase for cash of 36,000,000 shares of our common stock at an assumed purchase price of $20 per share, the maximum price in the tender offer. We cannot assure you that we will purchase 36,000,000 shares or that the shares will be purchased at a price of $20 per share.

      36,000,000 shares purchased at $20 per share........................ $720
      Represents estimated costs of the tender offer......................    4
                                                                           ----
        Total............................................................. $724
                                                                           ====

    The allocation to retained earnings and common stock of the cost for the purchase of shares is based on first eliminating the existing retained earnings per share and then allocating the remainder to common stock.

(3) Represents the pro forma additional interest expense on the notes ($41 million annually) and the commercial paper ($2 million annually) and the distributions on the trust preferred securities ($18 million annually) using the assumed interest and distribution rates stated in note (1) above. A 0.125% change in the applicable rates would impact interest and distributions by approximately $1 million.

(4) Represents the tax benefit of the pro forma additional interest and trust preferred distributions expense calculated based on our statutory income tax rate of 40%.

(5) Represents the pro forma reduction in weighted average common shares outstanding and in common shares outstanding assuming we purchase 36,000,000 shares of our common stock.

(6) Represents the pro forma annualized dividend reduction authorized by our Board of Directors on January 25, 2000. The quarterly dividend rate is assumed to decrease from $0.39 per share to $0.25 per share. The annual dividend rate is assumed to decrease from $1.56 per share to $1.00 per share.

(7) In connection with the deregulation of California's electric-utility industry, we sell and purchase electricity to and from the PX. During 1998, we accounted for sales and purchases to the PX as revenue and expense. During 1999, we accounted for these sales and purchases on a net basis. This adjustment reflects a reduction of $500 million of 1998 revenue and expense to conform the presentation of these sales and purchases to the method of presentation adopted for 1999.

                            DESCRIPTION OF THE NOTES

    The notes offered by this prospectus supplement are a series of senior debt securities of Sempra Energy as described below and in the accompanying prospectus. The notes will be issued under an indenture among Sempra Energy, as issuer, and U.S. Bank Trust National Association, as trustee. We have summarized selected provisions of the notes and the indenture below. The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the SEC and you may obtain copies as described under "Where You Can Find More Information" in the accompanying prospectus.

    In this section, references to "Sempra Energy," "we," "our" and "us" mean Sempra Energy excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. Capitalized terms used in this section but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the indenture.

General

    The notes will constitute a separate series of senior debt securities under the indenture, initially limited to $500 million aggregate principal amount. We will have the right to "re-open" this series of senior debt securities and issue additional notes from time to time without your consent.

    The notes will mature on          ,   . The notes will bear interest at the
rate of     % per annum, accruing from          , 2000. Interest on the notes
will be payable semi-annually in arrears on           and           of each
year (including at stated maturity), commencing          , 2000, to the persons
in whose names the notes are registered at the close of business on the
preceding           and          , respectively. Interest on the notes will be
computed on the basis of a 360-day year of twelve 30-day months.

    If any interest payment date, redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

    The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under "Book-Entry, Delivery and Form." If any of the notes are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

    So long as the notes are in book-entry form, you will receive payments and may transfer notes only through the facilities of the Depositary and its direct and indirect participants. See "Book-Entry, Delivery and Form." We will maintain an office or agency in the Borough of Manhattan, The City of New York where notices and demands in respect of the notes and the indenture may be delivered to us and where certificated notes may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be the office of the trustee, which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

    So long as the notes are in book-entry form, we will make payments on the notes to the Depositary or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds. If notes are issued in definitive certificated form under the limited circumstances described under "Book-Entry, Delivery and Form," we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

    We will pay principal of and any premium on the notes at stated maturity, upon redemption or otherwise, upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

    We will be entitled to redeem the notes at our option as described below under "Optional Redemption." The notes will not be subject to a sinking fund. You will not be permitted to require us to redeem or repurchase the notes at your option.

    The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. At September 30, 1999, our subsidiaries had total consolidated liabilities of $7.7 billion. See "Description of Debt Securities-- Guarantee of Sempra Energy; Holding Company Structure" in the accompanying prospectus.

Optional Redemption

    All or a portion of the notes may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  . 100% of the principal amount of the notes being redeemed on the redemption date; or

  . the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If we elect to redeem all or a portion of the notes, that redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price. See "Description of Debt Securities-- Redemption" in the accompanying prospectus.

    Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

    "Reference Treasury Dealer" means (A) Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

    "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Events of Default

    An "event of default" occurs with respect to the notes if:

  (a) we do not pay any interest on any notes within 30 days of the due date;

  (b) we do not pay any principal of or premium on any notes on the due date;

  (c) we remain in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the indenture) in the indenture or the notes for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding notes;

  (d) default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by us, excluding any of our subsidiaries (including a default with respect to any other series of debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (or the payment of which is guaranteed by us), excluding any of our subsidiaries, whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

     (1) either:

            . such default results from the failure to pay any such indebtedness when due; or

            . as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

     (2) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $25 million; or

  (e) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur.

Remedies

 Acceleration

    If an event of default occurs and is continuing with respect to the notes, then either the trustee or the registered holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes, together with accrued and unpaid interest thereon, to be due and payable immediately.

 Rescission of Acceleration

    After the declaration of acceleration has been made with respect to the notes and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

  (a) we pay or deposit with the trustee a sum sufficient to pay:

     (1) all overdue interest on the notes, other than interest which has become due by declaration of acceleration;

     (2) the principal of and any premium on the notes which have become due otherwise than by the declaration of acceleration and overdue interest on these amounts;

     (3) interest on overdue interest, other than interest which has become due by declaration of acceleration, on the notes to the extent lawful; and

     (4) all amounts due to the trustee under the indenture; and

  (b) all events of default with respect to the notes, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

    For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

 Control by Registered Holders; Limitations

    If an event of default with respect to the notes occurs and is continuing, the registered holders of a majority in principal amount of the outstanding notes, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

  (a) conducting any proceeding for any remedy available to the trustee with respect to the notes; and

  (b) exercising any trust or power conferred on the trustee with respect to the notes.

    These rights of registered holders to give directions are subject to the following limitations:

  (a) the registered holders' directions do not conflict with any law or the indenture; and

  (b) the direction is not unduly prejudicial to the rights of holders of the notes who do not join in that action.

    The trustee may also take any other action it deems proper which is consistent with the registered holders' direction.

    In addition, the indenture provides that no registered holder of notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless:

  (a) that registered holder has previously given the trustee written notice of a continuing event of default;

  (b) the registered holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

  (c) for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding notes.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of notes.

    However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

    The trustee is required to give the registered holders of notes notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

    We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

    The registered holders of a majority in aggregate principal amount of the outstanding notes, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of all registered holders of the notes, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding note.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

    We have agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey our properties and assets as an entirety or substantially as an entirety to any entity, unless:

  (a) either we are the continuing entity (in the case of a merger) or the successor entity formed by such consolidation or into which we are merged or which acquires by sale, transfer, lease or other conveyance our properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the notes and the performance of all of our covenants under the indenture; and

  (b) immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, has or will have occurred and be continuing.

    The indenture does not contain any financial or other similar restrictive covenants.

Modification of Indenture

    Without Registered Holder Consent. Without the consent of any registered holders of notes or any other debt securities which may in the future be issued under the indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

  (a) to evidence the succession of another entity to us; or

  (b) to add one or more covenants for the benefit of the holders of all or any series of debt securities, including the notes, or to surrender any right or power conferred upon us; or

  (c) to add any additional events of default for all or any series of debt securities, including the notes; or

  (d) to change or eliminate any provision of the indenture so long as the change or elimination does not apply to any debt securities, including the notes, entitled to the benefit of such provision or to add any new provision to the indenture (in addition to the provisions which may otherwise be added to the indenture pursuant to the other clauses of this paragraph) so long as the addition does not apply to any outstanding debt securities, including the notes; or

  (e) to provide security for the debt securities of any series, including the notes; or

  (f) to establish the form or terms of debt securities of any series, other than the notes, as permitted by the indenture; or

  (g) to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

  (h) to cure any ambiguity, defect or inconsistency or to make any other changes with respect to any series of debt securities, including the notes, that do not adversely affect the interests of the holders of debt securities of that series in any material respect.

    The last paragraph under the caption "Description of Debt Securities-- Modification of Indenture--Without Registered Holder Consent" in the accompanying prospectus will not apply to the notes.

    With Registered Holder Consent. Subject to the following sentence, we and the trustee may, with some exceptions, amend or modify the indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security, including the notes, affected thereby:

  (a) change the stated maturity of the principal or interest on any debt security, including the notes, or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any debt security, including the notes, is payable, or impair the right to bring suit to enforce any payment;

  (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

  (c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

    A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series, including the notes, will be deemed not to affect the interests under the indenture of the holders of debt securities of any other series.

Defeasance and Covenant Defeasance

    The defeasance provisions of the indenture described under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes. However, because the notes and the related indenture do not contain any financial or other similar restrictive covenants, the covenant defeasance provisions described under that caption in the accompanying prospectus will not apply to the notes. In addition to the conditions of defeasance specified in the accompanying prospectus, we will be required to deliver an opinion of counsel to the effect that a holder of notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the indenture. As a result, the tax consequences discussed in the accompanying prospectus in the last two paragraphs under "Description of Debt Securities--Defeasance and Covenant Defeasance" will not be applicable in the event of a defeasance of the notes.

Satisfaction and Discharge

    The indenture will cease to be of further effect with respect to the notes, and we will be deemed to have satisfied and discharged all of our obligations under the indenture, except as noted below, when:

  . all outstanding notes have become due or will become due within one year at their stated maturity or on a redemption date; and

  . we deposit with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding notes.

    We will remain obligated to pay all other amounts due under the indenture and to perform certain ministerial tasks as described in the indenture.

Resignation and Removal of the Trustee; Deemed Resignation

    The trustee with respect to any series of debt securities, including the notes, may resign at any time by giving written notice to us. The trustee may also be removed with respect to the notes by act of the registered holders of a majority in principal amount of the then outstanding notes. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. Under certain circumstances, we may appoint a successor trustee with respect to any series of debt securities, including the notes, and if the successor trustee accepts, the trustee will be deemed to have resigned.

Book-Entry, Delivery and Form

    The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, as Depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the Depositary to its nominee or by the nominee to the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.

    DTC has advised us that it is:

  .   a limited-purpose trust company organized under the New York Banking
      Law;

  .   a "banking organization" within the meaning of the New York Banking
      Law;

  .   a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

    DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC's records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

    To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

    Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC's procedures.

    In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

    Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

    Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

    The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

    DTC is under no obligation to provide its services as Depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

    As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

  . DTC notifies us that it is unwilling or unable to continue as a Depositary for the global notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  . we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

  . an Event of Default under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the Depositary directs. It is expected that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

    We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

                                  UNDERWRITING

    Sempra Energy and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                                    Principal
                           Underwriters                          Amount of Notes
                           ------------                          ---------------
   Goldman, Sachs & Co. ........................................  $
   Credit Suisse First Boston Corporation.......................
   Morgan Stanley & Co. Incorporated............................
   Salomon Smith Barney Inc. ...................................
                                                                  ------------
     Total......................................................  $500,000,000
                                                                  ============

    Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to % of the principal amount of notes. If all the notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

    The notes are a new issue of securities with no established trading market. Sempra Energy has been advised by the Underwriters that the Underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with the offering, the Underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Sempra Energy estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $330,000.

    Sempra Energy has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to Sempra Energy and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

    Latham & Watkins, Los Angeles, California, will pass upon the validity of the notes and various other legal matters relating to the issuance and sale of the notes. Brown & Wood llp, San Francisco, California will act as counsel for the Underwriters.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements, the related financial statement schedule and the supplemental schedule of summarized financial information as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference into Sempra Energy's registration statement on Form S-3 filed with the Securities an Exchange Commission on May 5, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports.

    PROSPECTUS

                                $1,000,000,000

                                 SEMPRA ENERGY
         Debt Securities, Common Stock, Preferred Stock and Guarantees

                            SEMPRA ENERGY HOLDINGS
                  Debt Securities Guaranteed by Sempra Energy

                         SEMPRA ENERGY CAPITAL TRUST I
                        SEMPRA ENERGY CAPITAL TRUST II
                        SEMPRA ENERGY CAPITAL TRUST III
               Preferred Securities Guaranteed by Sempra Energy

                               ----------------

    We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

    Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

Sempra Energy

    Sempra Energy may offer and sell the following securities:
  . debt securities
  . common stock
  . preferred stock
  . guarantees of debt securities and preferred securities

Sempra Energy Holdings

    Sempra Energy Holdings may offer and sell debt securities, guaranteed by Sempra Energy.

The Sempra Energy Trusts

    Sempra Energy Capital Trust I, Sempra Energy Capital Trust II and Sempra Energy Capital Trust III may offer and sell preferred securities, guaranteed by Sempra Energy.

                               ----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May 18, 1999.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
ABOUT THIS PROSPECTUS....................................................   1
FORWARD-LOOKING STATEMENTS...............................................   2
WHERE YOU CAN FIND MORE INFORMATION......................................   2
SEMPRA ENERGY............................................................   4
SEMPRA ENERGY HOLDINGS...................................................   4
THE TRUSTS...............................................................   5
USE OF PROCEEDS..........................................................   6
RATIO OF SEMPRA ENERGY EARNINGS TO FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS.........................................................   6
DESCRIPTION OF SECURITIES................................................   7
DESCRIPTION OF DEBT SECURITIES...........................................   7
DESCRIPTION OF SEMPRA ENERGY'S COMMON STOCK AND PREFERRED STOCK..........  18
DESCRIPTION OF PREFERRED SECURITIES......................................  22
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES ..........................  28
EXPERTS..................................................................  31
VALIDITY OF THE SECURITIES AND THE GUARANTEES............................  31
PLAN OF DISTRIBUTION.....................................................  31

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may sell up to $1,000,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

    This prospectus does not contain separate financial statements for Sempra Energy Holdings or the trusts. Sempra Energy files consolidated financial information with the SEC that includes Sempra Energy Holdings and each of the trusts. The trusts do not have any independent function other than to issue securities and to purchase subordinated notes from Sempra Energy. We do not believe that additional financial information regarding Sempra Energy Holdings or the Trusts would be useful to you.

    You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, any accompanying prospectus supplement and the additional information described under the heading "Where You Can Find More Information" may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K incorporated by reference into this prospectus.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others, our ability to achieve synergies and revenue growth, national, international, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, interest rates, energy markets, weather conditions, business and regulatory or legal decisions, the pace of deregulation of retail natural gas and electricity, the timing and extent of changes in commodity prices for oil, natural gas and electricity, and some agricultural products, the timing and success of business development efforts, and other uncertainties, all of which are difficult to predict and many of which are beyond our control. You are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

    Sempra Energy files reports, proxy statements and other information with the SEC. Information filed with the SEC by Sempra Energy can be inspected and copied at the Public Reference Room maintained by the SEC and at the Regional Offices of the SEC as follows:

   Public Reference Room     New York Regional Office      Chicago Regional Office
   450 Fifth Street, N.W.      7 World Trade Center            Citicorp Center
         Room 1024                  Suite 1300             500 West Madison Street
   Washington, D.C. 20549    New York, New York 10048            Suite 1400
                                                        Chicago, Illinois 60661-2551

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as Sempra Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    Sempra Energy's common stock is listed on the New York Stock Exchange (NYSE: SRE), and reports, proxy statements and other information concerning Sempra Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning Sempra Energy can be inspected at its offices at 101 Ash Street, San Diego, California 92101.

    This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or Sempra Energy, as indicated below. Forms of the indentures, the declarations of trust and other documents establishing the terms of the offered securities and the guarantees are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

    The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Sempra Energy.

      Sec Filings (File No. 1-14201)                     Period
      ------------------------------                     ------
   Annual Report on Form 10-K.......... Year ended December 31, 1998
   Current Reports on Form 8-K......... Filed February 23, 1999, April 2, 1999,
                                         April 14, 1999 and May 5, 1999
   Registration Statement on Form 8-A.. Filed June 5, 1998

    We are also incorporating by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities described in this prospectus.

    Sempra Energy will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

     Sempra Energy
     101 Ash Street
     San Diego, California 92101
     Attention: Corporate Secretary
     Telephone: (619) 696-2034

                                 SEMPRA ENERGY

    Sempra Energy, based in San Diego, is a Fortune 500 energy services company. Through two regulated utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, Sempra Energy serves over 21 million consumers, the largest customer base of any gas, electric or combination gas and electric utility in the United States. Natural gas service is provided throughout Southern California and portions of Central California through over 5.5 million active meters. Electric service is provided throughout San Diego County and portions of Orange County, both in Southern California, through over 1.2 million active meters. Through other subsidiaries, Sempra Energy also provides other energy-related products and services.

    The information above concerning Sempra Energy and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning Sempra Energy and its subsidiaries, you should refer to the information described in "Where You Can Find More Information."

    Sempra Energy's offices are located at 101 Ash Street, San Diego, California 92101 and the telephone number is (619) 696-2000.

                             SEMPRA ENERGY HOLDINGS

    Sempra Energy Holdings is a wholly-owned subsidiary of Sempra Energy. It is a holding company for some of the other subsidiaries of Sempra Energy that are not subject to California utility regulation. Its principal direct and indirect subsidiaries currently are:

  . Sempra Energy Solutions provides energy-related products and services to commercial, industrial, governmental, institutional and consumer markets. Its principal subsidiaries are Sempra Energy Trading and CES/Way.

  . Sempra Energy Trading, a wholesale trader of physical and financial energy products, including natural gas, power, crude oil and associated commodities. Sempra Energy Trading serves a broad range of customers, including electric and gas utilities, industrial and large commercial end users, and major energy marketers. It specializes in high-volume transactions and provides its customers with customized energy delivery and pricing programs.

  . CES/Way provides energy-efficiency engineering services for government and institutional customers.

  . Sempra Energy Resources acquires and develops power plants for the competitive market and operates natural gas storage, production and transportation assets. Sempra Energy Resources' power plants use state-of-the-art, combined-cycle power generation technology and natural gas to generate electricity for the wholesale market and retail electric providers, including utilities, marketers and large energy users.

  . Sempra Energy International engages in energy-infrastructure projects outside the United States, including natural gas transmission and distribution systems. It currently has interests in gas distribution partnerships in Mexico, Argentina and Uruguay.

    Sempra Energy Holdings may, in the future, engage in other businesses.

    Sempra Energy Holdings' offices are located at 101 Ash Street, San Diego, California 92101 and the telephone number is (619) 696-2034.

                                   THE TRUSTS

    Sempra Energy created three Delaware business trusts pursuant to three Declarations of Trust. The trusts are named Sempra Energy Capital Trust I, Sempra Energy Capital Trust II and Sempra Energy Capital Trust III. Sempra Energy will file an Amended and Restated Declaration of Trust (a "Declaration") for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. A form of Declaration is filed as an exhibit to the registration statement of which this prospectus forms a part.

    Each trust will exist solely to:

  . issue and sell its preferred securities (representing undivided beneficial interests in the trust) to the public;

  . issue and sell its common securities (representing undivided beneficial interests in the trust) to Sempra Energy;

  . use the proceeds from the sale of its preferred and common securities to purchase a series of Sempra Energy's subordinated debt securities;

  . distribute the cash payments it receives on the subordinated debt securities it owns to the holders of the preferred and common securities;

  . maintain its status as a grantor trust for federal income tax purposes; and

  . engage in other activities that are necessary or incidental to these purposes.

    Sempra Energy will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining 97% of the trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Sempra Energy defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in priority of payment.

    The preferred securities will be guaranteed by Sempra Energy as described later in this prospectus.

    Sempra Energy has appointed five trustees to conduct each trust's business and affairs:

  .   The Bank of New York ("property trustee");

  .   The Bank of New York ("Delaware trustee"); and

  .   Three Sempra Energy officers ("regular trustees").

    Only Sempra Energy, as owner of the common securities, can remove or replace the trustees. In addition, Sempra Energy can increase or decrease the number of trustees. However, the majority of trustees will always be regular trustees.

    Sempra Energy will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except the respective trust's obligations under the related preferred and common securities.

    The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because no trust will have any independent operations. Each trust exists solely for the reasons summarized above.

                                USE OF PROCEEDS

    Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be:

  . used by Sempra Energy and/or its subsidiaries for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for such purposes; and

  . used by the respective trusts to purchase subordinated debt securities of Sempra Energy.

                RATIO OF SEMPRA ENERGY EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratio of Sempra Energy earnings to combined fixed charges and preferred stock dividends for Sempra Energy for each of the five years in the five-year period ended December 31, 1998:

                                                           December 31,
                                                     ------------------------
                                                     1994 1995 1996 1997 1998
                                                     ---- ---- ---- ---- ----
   Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock Dividends....................... 2.94 3.13 3.67 3.75 2.73

                           DESCRIPTION OF SECURITIES

    The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to:

  . the indenture between Sempra Energy and Citibank, N.A., as trustee relating to the issuance of each series of senior debt securities by Sempra Energy;

  . the indenture ("subordinated indenture") between Sempra Energy and The Bank of New York, as trustee relating to the issuance of each series of subordinated debt securities by Sempra Energy;

  . the indenture among Sempra Energy Holdings, Sempra Energy, as Guarantor and U.S. Bank Trust Company, as trustee relating to the issuance of each series of senior debt securities by Sempra Energy Holdings;

  .   the Declaration of each trust; and

  . Sempra Energy's guarantee of the preferred securities issued by each trust.

    Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth the general terms and provisions of the debt securities that Sempra Energy and Sempra Energy Holdings may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities in the case of Sempra Energy and as senior debt securities in the case of Sempra Energy Holdings. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of the company issuing the senior debt security (either Sempra Energy or Sempra Energy Holdings). The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to the prior payment in full of the senior debt of Sempra Energy, to the extent and in the manner set forth in the prospectus supplement for the securities. See "--Subordination" below. Throughout this description, references to "we," "us" and "our" should be read to refer to the company issuing the particular securities, unless the context indicates that "we," "us" or "our" refers to both Sempra Energy and Sempra Energy Holdings.

    Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

    Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements.

General

    We may issue an unlimited amount of debt securities under the indentures in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

    The debt securities of Sempra Energy and Sempra Energy Holdings will be unsecured obligations of the company issuing the security, and the debt securities of Sempra Energy Holdings will be unconditionally guaranteed by Sempra Energy as to payment of principal, premium, if any, and interest. See "Guarantee of Sempra Energy; Holding Company Structure."

    Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture (including any pricing supplement) and a board resolution of the issuing company or in one or more officer's certificates of the issuing company pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

  (a) the title of the debt securities;

  (b) any limit upon the principal amount of the debt securities;

  (c) the date or dates on which principal will be payable or how to determine the dates;

  (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;" and any record dates for the interest payable on the interest payment dates;

  (e) any obligation or option of the issuing company to redeem, purchase or repay debt securities, or any option of the registered holder to require the issuing company to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

  (f) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

  (g) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

  (h) any other terms of the debt securities.

(See Section 301.)

Guarantee of Sempra Energy; Holding Company Structure

    Sempra Energy will unconditionally guarantee the payment of principal of and any premium and interest on the debt securities issued by Sempra Energy Holdings, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the debt securities and the indenture. These guarantees are referred to as the "debt securities guarantees" in this prospectus. The debt securities guarantees will remain in effect until the entire principal of and any premium and interest on the debt securities has been paid in full or otherwise discharged in accordance with the provisions of the indenture. (See Article Fourteen.)

    Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Sempra Energy's cash flow and its ability to meet its obligations under its debt securities and the debt securities guarantees are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Sempra Energy in the form of dividends or loans or advances and repayment of loans and advances from Sempra Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Sempra Energy debt securities or to make any funds available for payment of amounts due on these debt securities or, except for Sempra Energy Holdings, the debt securities guarantees.

    Because Sempra Energy is a holding company, its obligations under the debt securities and the debt securities guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, Sempra Energy's rights and the rights of its creditors, including the rights of the holders of the debt securities issued by Sempra Energy and any debt securities guarantees, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary's creditors. To the extent that Sempra Energy may itself be a creditor with recognized claims against any of its subsidiaries, Sempra Energy's claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by Sempra Energy. Although agreements to which Sempra Energy and its subsidiaries are parties limit the incurrence of additional indebtedness, both Sempra Energy and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

    In addition, Sempra Energy Holdings also conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, the discussion above is equally applicable to Sempra Energy Holdings and the debt securities it issues.

Payment of Debt Securities--Interest

    Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid.

    However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

  (a) We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

  (b) Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Debt Securities--Principal

    Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium and interest on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

    In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents. (See Section 1002.)

Form; Transfers; Exchanges

    The debt securities will be issued

  (a) only in fully registered form;

  (b) without interest coupons; and

  (c) in denominations that are even multiples of $1,000.

    You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

    You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers.

    In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

    Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

    We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

    Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Section 1106.)

    We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1104.)

Events of Default

    An "event of default" occurs with respect to debt securities of any series if:

  (a) we do not pay any interest on any debt securities of the applicable series within 60 days of the due date;

  (b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

  (c) we remain in breach of a covenant or warranty (excluding covenants and warranties solely applicable to a specific series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of 25% of the principal amount of debt securities of the affected series;

  (d) the debt securities guarantees on any series

     (1) cease to be effective (except in accordance with their terms),

     (2) are found in any judicial proceeding to be unenforceable or invalid, or

     (3) are denied or disaffirmed (except in accordance with their terms);

  (e) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

  (f) any other event of default specified in the prospectus supplement occurs.

(See Section 501.)

    No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

 Acceleration

    If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

 Rescission of Acceleration

    After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if

  (a) we pay or deposit with the trustee a sum sufficient to pay

     (1) all overdue interest;

     (2) the principal of and any premium which have become due otherwise than by the declaration of acceleration and overdue interest on these amounts;

     (3) interest on overdue interest to the extent lawful;

     (4) all amounts due to the trustee under the indenture; and

  (b) all events of default, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

(See Section 502.)

    For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

 Control by Registered Holders; Limitations

    Subject to the indenture, if an event of default with respect to the debt securities of any one series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

  (a) direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or

  (b) exercise any trust or power conferred on the trustee with respect to the debt securities of the series.

    If an event of default is continuing with respect to more than one series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

  (a) the registered holders' directions will not conflict with any law or the indenture; and

  (b) the registered holders' directions may not involve the trustee in personal liability where the trustee believes indemnity is not adequate.

    The trustee may also take any other action it deems proper which is consistent with the registered holders' direction. (See Sections 512 and 603.)

    In addition, the indenture provides that no registered holder of any debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless

  (a) that registered holder has previously given the trustee written notice of a continuing event of default;

  (b) the registered holders of 25% in aggregate principal amount of the outstanding debt securities of all affected series, considered as one class, have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

  (c) for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all affected series, considered as one class.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603.)

    However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 507 and 508.)

Notice of Default

    The trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 75 days after the occurrence thereof. (See
Section 602.) The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

    We will furnish the trustee with an annual statement as to the compliance by the company issuing the debt security with the conditions and covenants in the indenture. (See Section 1005.)

Waiver of Default and of Compliance

    The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the registered holders of all debt securities of the series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513.)

    Compliance with certain covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

    Subject to the provisions described in the next paragraph, each of Sempra Energy and Sempra Energy Holdings will preserve its corporate existence. (See
Section 1004.)

    Sempra Energy and Sempra Energy Holdings have each agreed not to consolidate with or merge into any other entity, and Sempra Energy has agreed not to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

  (a) the entity formed by the consolidation or into which Sempra Energy or Sempra Energy Holdings, as the case may be, is merged, or the entity which acquires or which leases the property and assets of Sempra Energy substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities (or the debt securities guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of Sempra Energy or Sempra Energy Holdings, as the case may be, under the indenture, and

  (b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing.

(See Section 801.)

    Neither the indenture nor the debt security guarantee contains any financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

Modification of Indenture

    Without Registered Holder Consent. Without the consent of any registered holders of debt securities, we and the applicable trustee may enter into one or more supplemental indentures for any of the following purposes:

  (a) to evidence the succession of another entity to Sempra Energy or Sempra Energy Holdings; or

  (b) to add one or more covenants of Sempra Energy or Sempra Energy Holdings or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon Sempra Energy or Sempra Energy Holdings; or

  (c) to add any additional events of default for all or any series of debt securities; or

  (d) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

  (e) to provide security for the debt securities of any series; or

  (f) to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture; or

  (g) to provide for the issuance of bearer securities; or

  (h) to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

  (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities; or

  (j) to change any place or places where

     (1) we may pay principal, premium and interest,

     (2) debt securities may be surrendered for transfer or exchange, or

     (3) notices and demands to or upon Sempra Energy or Sempra Energy Holdings may be served; or

  (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect.

(See Section 901.)

    If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and Sempra Energy, Sempra Energy Holdings and the applicable trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

    With Registered Holder Consent. We and the trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security directly affected thereby,

  (a) change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

  (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

  (c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

    A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche. (See Section 902.)

Miscellaneous Provisions

    The indenture provides that certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See
Section 101.)

    We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Defeasance and Covenant Defeasance

    The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

  (a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as "defeasance"; and

  (b) released from our obligations under certain covenants with respect to any series of debt securities, which we refer to as "covenant defeasance".

    One condition we must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

    The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants described in the description of covenant defeasance above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

    Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required thereafter to include in income might be different from that which would be includible in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

    Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance should not be treated as a taxable exchange.

Resignation and Removal of the Trustee; Deemed Resignation

    The trustee may resign at any time by giving written notice to us.

    The trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

    No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

    Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

    (Section 610).

Subordination

    Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If Sempra Energy's assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated debt security indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, Sempra Energy's obligation to pay principal (and premium, if any) or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal (or premium, if any), sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while Sempra Energy is in default on senior indebtedness, any payment is received by the trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before it has paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

    Due to the subordination, if Sempra Energy's assets are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated debt security indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated debt security indenture.

    If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Conversion Rights

    The terms and conditions of any debt securities being offered that are convertible into common stock of Sempra Energy will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Governing Law

    Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF SEMPRA ENERGY'S
                        COMMON STOCK AND PREFERRED STOCK

    The following description of Sempra Energy's common stock and preferred stock is only a summary and is qualified in its entirety by reference to the articles of incorporation and bylaws of Sempra Energy. Therefore, you should read carefully the more detailed provisions of Sempra Energy's Amended and Restated Articles of Incorporation, Sempra Energy's Amended and Restated Bylaws, and Sempra Energy's Rights Agreement, dated May 26, 1998, between Sempra Energy and First Chicago Trust Company of New York, as rights agent, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

    The authorized capital stock of Sempra Energy consists of (1) 750,000,000 shares of Sempra Energy common stock, without par value, and (2) 50,000,000 shares of preferred stock, without par value. As of February 27, 1999, there were issued and outstanding 240,119,972 shares of Sempra Energy common stock and no shares of Sempra Energy preferred stock. No other classes of capital stock are authorized under the Sempra Energy articles of incorporation. The issued and outstanding shares of Sempra Energy common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

Sempra Energy Common Stock

    The holders of Sempra Energy common stock are entitled to receive such dividends as the Sempra Energy board of directors may from time to time declare, subject to any rights of holders of outstanding shares of Sempra Energy preferred stock. Except as otherwise provided by law, each holder of Sempra Energy common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to any class or series voting rights of holders of Sempra Energy preferred stock. Under the Sempra Energy articles of incorporation, the Sempra Energy board of directors is classified into three classes each consisting of a number as nearly equal as possible to one-third of the total number of directors constituting the entire Sempra Energy board of directors. The holders of shares of Sempra Energy common stock are not entitled to cumulate votes for the election of directors.

    In the event of any liquidation, dissolution or winding up of Sempra Energy, whether voluntary or involuntary, the holders of shares of Sempra Energy common stock, subject to any rights of the holders of outstanding shares of Sempra Energy preferred stock, are entitled to receive any remaining assets of Sempra Energy after the discharge of its liabilities.

    Holders of Sempra Energy common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Sempra Energy common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

    Each outstanding share of Sempra Energy common stock is accompanied by a right to purchase one one-hundredth of a share of Class A Junior Participating Preferred Stock, without par value, of Sempra Energy at a price of $80.00 per right, subject to certain anti-dilution adjustments. The Sempra Energy board of directors has reserved 7,500,000 shares of such Class A preferred stock for issuance upon exercise of the rights, as more fully discussed below under the heading "--Description of Preferred Share Purchase Rights."

    The registrar and transfer agent for the Sempra Energy common stock is First Chicago Trust Company of New York.

Preferred Stock

    The Sempra Energy board of directors is authorized, pursuant to the Sempra Energy articles of incorporation, to issue up to 50,000,000 shares of Sempra Energy preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. Currently there are no shares of Sempra Energy preferred stock outstanding. However, the Sempra Energy board of directors has reserved 7,500,000 shares of Class A preferred stock for issuance in connection with rights issued under the Sempra Energy rights agreement.

    Prior to the issuance of shares of each series of preferred stock, the board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

  (a) the title and stated value of the preferred stock;

  (b) voting rights, if any, of the preferred stock;

  (c) any rights and terms of redemption (including sinking fund provisions);

  (d) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

  (e) whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

  (f) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

  (g) the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

  (h) the provision for redemption, if applicable, of the preferred stock;

  (i) the provisions for a sinking fund, if any, for the preferred stock;

  (j) liquidation preferences;

  (k) any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

  (l) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

    All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

    In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

  (a) the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

  (b) the procedures for any auction and remarketing, if any, for the preferred stock;

  (c) any listing of the preferred stock on any securities exchange; and

  (d) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.


Rank

    Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

  (a) senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

  (b) on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

  (c) junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Description of Preferred Share Purchase Rights

    On May 26, 1998, the Sempra Energy board of directors adopted a preferred share purchase rights plan providing that one preferred share purchase right will attach to each share of Sempra Energy common stock. The description and terms of the rights are set forth in a rights agreement, dated as of May 26, 1998, by and between Sempra Energy and First Chicago Trust Company of New York, as rights agent. The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price to all Sempra Energy shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire Sempra Energy on terms not approved by the Sempra Energy board of directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination. The rights will expire on May 31, 2008. Until a right is exercised, the holder of the right will have no rights as a shareholder of Sempra Energy beyond those rights afforded to existing shareholders, including the right to vote or to receive dividends.

    The rights are designed to assure that all of Sempra Energy's shareholders receive fair and equal treatment in the event of any proposed takeover of Sempra Energy and to guard against partial tender offers, open market accumulations and other abusive tactics that may be deployed to gain control of Sempra Energy without a control premium paid to all shareholders. Any time prior to the first date that a person or group has become an "acquiring person" as defined in the rights agreement, the rights should not interfere with any merger or other business combination as long as it is approved by the Sempra Energy board of directors.

Anti-Takeover Provisions

    The Sempra Energy articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of Sempra Energy stock or delaying or preventing a change in control of Sempra Energy. The material provisions which may have such an effect are:

  (a) classification of the Sempra Energy board of directors into three classes with the term of only one class expiring each year;

  (b) a provision permitting the Sempra Energy board of directors to make, amend or repeal the Sempra Energy bylaws;

  (c) authorization for the Sempra Energy board of directors to issue Sempra Energy preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

  (d) a provision that shareholders may take action only at annual or special meetings or by unanimous written consent in lieu of a meeting;

  (e) advance notice procedures with respect to nominations of directors or proposal other than those adopted or recommended by the Sempra Energy board of directors; and

  (f) provisions permitting amendment of certain of these provisions only by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Sempra Energy common stock entitled to vote.

    Some acquisitions of Sempra Energy's outstanding voting shares would also require approval of the SEC under the Public Utility Holding Company Act of 1935 and of various state and foreign regulatory authorities.

                      DESCRIPTION OF PREFERRED SECURITIES

General

    Each Declaration authorizes the regular trustees to issue on behalf of each trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by the trust to purchase a series of subordinated debt securities issued by Sempra Energy. The subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

    Under each preferred securities guarantee, Sempra Energy will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. See "Description of Preferred Securities Guarantees."

    The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Sempra Energy under the series of subordinated debt securities held by the trust. If Sempra Energy fails to make a payment on the subordinated debt securities, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

    Each preferred securities guarantee, when taken together with Sempra Energy's obligations under the related series of subordinated debt securities, the subordinated indenture and the related Declaration, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by a trust.

    Each Declaration will be qualified as an indenture under the Trust Indenture Act. Each property trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act.

    Each series of preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and the other preferred, deferred or other special rights or other restrictions as described in the relevant Declaration or made part of the Declaration by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the preferred securities will mirror the terms of the subordinated debt securities held by the trust.

    The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of the preferred securities, including:

  (a) the name of the preferred securities;

  (b) the dollar amount and number of securities issued;

  (c) any provision relating to deferral of distribution payments;

  (d) the annual distribution rate(s) (or method of determining the rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

  (e) the date from which distributions shall be cumulative;

  (f) the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities shall be purchased or redeemed, in whole or in part;

  (g) the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the preferred securities;

  (h) the voting rights, if any, of holders of the preferred securities;

  (i) any securities exchange on which the preferred securities will be listed;

  (j) whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements; and

  (k) any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

    Each prospectus supplement will describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

    Unless otherwise specified in an applicable prospectus supplement, each Declaration states that the related trust shall be dissolved:

  (a) on the expiration of the term of the trust;

  (b) upon the bankruptcy of Sempra Energy;

  (c) upon the filing of a certificate of dissolution or its equivalent with respect to Sempra Energy;

  (d) after obtaining the consent of at least a majority in liquidation amount of the preferred and common securities of the trust, voting together as a single class;

  (e) 90 days after the revocation of the articles of incorporation of Sempra Energy (but only if the articles of incorporation are not reinstated during that 90-day period);

  (f) upon the distribution of the related subordinated debt securities directly to the holders of the preferred and common securities of the trust;

  (g) upon the redemption of all of the common and preferred securities of the trust; or

  (h) upon entry of a court order for the dissolution of Sempra Energy, or the trust.

    Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution, after the trust satisfies (whether by payment or reasonable provision for payment) all amounts owed to creditors, the holders of the preferred and common securities will be entitled to receive:

  (a) cash equal to the aggregate liquidation amount of each preferred and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

  (b) subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred and common securities are distributed to the holders of the preferred and common securities.

    If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities shall be paid pro rata. However, if an event of default under the related Declaration has occurred, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Declaration Events of Default

    An event of default under the subordinated indenture relating to a series of subordinated debt securities is an event of default under the Declaration of the trust that owns these subordinated debt securities (a "Declaration event of default"). See "Description of Debt Securities--Events of Default."

    Sempra Energy and the regular trustees of a trust must file annually with the property trustee for the trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related Declaration.

    Upon the occurrence of a Declaration event of default, the property trustee of the applicable trust, as the sole holder of the subordinated debt securities held by the trust, will have the right under the subordinated indenture to declare the principal of, premium, if any, and interest on the subordinated debt securities to be immediately due and payable.

    If a property trustee fails to enforce its rights under the related Declaration or the subordinated indenture, any holder of the preferred securities issued by the related trust may, to the fullest extent permitted by law and subject to the terms of the Declaration and the subordinated indenture, sue Sempra Energy, or seek other remedies, to enforce the property trustee's rights under the Declaration or the subordinated indenture without first instituting a legal proceeding against the property trustee or any other person.

    If Sempra Energy fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities issued by a trust which owns the notes may directly sue Sempra Energy or seek other remedies to collect its pro rata share of payments owed.

Consolidation, Merger or Amalgamation of the Trusts

    A trust may not consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body ("Merger Event"), except as described below or as described in "Liquidation Distribution Upon Dissolution." A trust may, with the consent of a majority of its regular trustees and without the consent of the holders of its preferred and common securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by another trust, if:

  (a) the successor entity either

     (1) assumes all of the obligations of the trust relating to its preferred and common securities; or

     (2) substitutes for the trust's preferred and common securities other securities substantially similar to the preferred and common securities ("successor securities"), so long as the successor securities rank the same as the preferred and common securities for distributions and payments upon liquidation, redemption and otherwise;

  (b) Sempra Energy acknowledges a trustee of the successor entity who has the same powers and duties as the property trustee of the trust as the holder of the particular series of subordinated debt securities;

  (c) the preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same national securities exchange or other organization that the preferred securities are then listed;

  (d) the Merger Event does not cause its preferred securities or successor securities to be downgraded by any national rating agency;

  (e) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its preferred and common securities or successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity);

  (f) the successor entity has a purpose substantially identical to that of the trust;

  (g) prior to the Merger Event, Sempra Energy has received an opinion of counsel from a nationally recognized law firm stating that:

     (1) the Merger Event does not adversely affect the rights of the holders of the trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity); and

     (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

  (h) Sempra Energy guarantees the obligations of the successor entity under the successor securities in the same manner as in the applicable preferred securities guarantee and the guarantee of the common securities for the trust.

    In addition, unless all of the holders of the preferred and common securities approve otherwise, a trust shall not consolidate, amalgamate, merge with or into, convert into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declarations

    The holders of preferred securities have no voting rights except as discussed under "--Consolidation, Merger or Amalgamation of the Trusts" and "Description of the Preferred Securities Guarantees--Amendments and Assignment," and as otherwise required by law and the Declaration for the trust.

    A Declaration may be amended if approved by a majority of the regular trustees of the applicable trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose to effect:

  (a) any action that would adversely affect the powers, preferences or special rights of the trust's preferred and common securities, whether by way of amendment to the Declaration or otherwise; or

  (b) the dissolution, winding-up or termination of the trust other than pursuant to the terms of its Declaration,

then the holders of the trust's preferred and common securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by at least a majority in liquidation amount of the preferred and common securities affected by the amendment or proposal.

    If any amendment or proposal referred to in clause (a) above would adversely affect only the preferred securities or the common securities of a trust, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of the affected class.

    No amendment may be made to a Declaration if the amendment would:

  (a) cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

  (b) adversely affect the powers, liabilities or duties of the property trustee or the Delaware trustee; or

  (c) cause the related trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

    The holders of a majority in aggregate liquidation amount of the preferred securities of each trust have the right to:

  (a) direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the trust; or

  (b) direct the exercise of any trust or power conferred upon the property trustee under that trust's Declaration, including the right to direct the property trustee, as the holder of a series of subordinated debt securities, to:

     (1) exercise the remedies available under the subordinated indenture with respect to the subordinated debt securities;

     (2) waive any event of default under the subordinated indenture that is waivable; or

     (3) cancel an acceleration of the principal of the subordinated debt securities.

    However, if the subordinated indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of subordinated debt securities (a "super-majority"), then the property trustee for the series must get approval of the holders of a super-majority in liquidation amount of the series of preferred securities.

    In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that, as a result of the action, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

    The property trustee of a trust will notify all preferred securities holders of the trust of any notice received from the trustee of the subordinated indenture with respect to the subordinated debt securities held by the trust.

    As described in each Declaration, the property trustee may hold a meeting to have preferred securities holders vote on a change or have them approve the change by written consent.

    If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by Sempra Energy or any of its affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means:

  (a) Sempra Energy and any of its affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of preferred securities; and

  (b) any preferred securities owned by Sempra Energy or any of its affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Removal and Replacement of Trustees

    Only the holder of a trust's common securities has the right to remove, or replace the regular trustees and, prior to an event of default, property and Delaware trustees of the trust. If an event of default occurs, only the holders of a trust's preferred securities have the right to remove or replace the property and Delaware trustees. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration for the trust.

Information Concerning the Property Trustees

    For matters relating to compliance with the Trust Indenture Act, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each property trustee, other than during the occurrence and continuance of a Declaration event of default under the applicable trust, undertakes to perform only the duties as are specifically set forth in the applicable Declaration and, upon a Declaration event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable Declaration at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the preferred securities will not be required to offer an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following a Declaration event of default.

Miscellaneous

    The regular trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  (a) it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  (b) it will be classified as a grantor trust for United States federal income tax purposes; and

  (c) the subordinated debt securities held by it will be treated as indebtedness of Sempra Energy for United States federal income tax purposes.

    Sempra Energy and the regular trustees of a trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Declaration) that Sempra Energy and the regular trustees of the trust determine to be necessary or desirable for such purposes.

    Registered holders of preferred securities have no preemptive or similar rights.

    A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

    Each Declaration and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

General

    Sempra Energy will execute a preferred securities guarantee, which benefits the holders of preferred securities, at the time that a trust issues those preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee ("preferred securities guarantee trustee") under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act.

    The preferred securities guarantee trustee will hold each preferred securities guarantee for the benefit of the preferred securities holders of the applicable trust.

    Sempra Energy will irrevocably agree, as described in each preferred securities guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the preferred securities guarantee payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by a trust ("preferred securities guarantee payments"), will be covered by the applicable preferred securities guarantee:

    (a) any accrued and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

    (b) the redemption price, to the extent that the trust has funds available to make the payment; and

    (c) upon a voluntary or involuntary dissolution and liquidation of the trust (other than in connection with a distribution of subordinated debt securities to holders of the preferred securities or the redemption of all the preferred securities), the lesser of:

       (1) the aggregate of the liquidation amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

       (2) the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon a dissolution and liquidation of the trust.

    Sempra Energy's obligation to make a preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

    No single document executed by Sempra Energy relating to the issuance of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Sempra Energy's obligations under the subordinated indenture, the subordinated debt securities and the applicable preferred securities guarantee and Declaration that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

Status of the Preferred Securities Guarantees

    Each preferred securities guarantee will constitute an unsecured obligation of Sempra Energy and will rank:

    (a) subordinate and junior in right of payment to all of Sempra Energy's other liabilities (except any guarantee now or hereafter issued by Sempra Energy in respect of any preferred or preference stock of any of its affiliates);

    (b) equal with any guarantee now or hereafter issued by Sempra Energy in respect of the most senior preferred or preference stock now or hereafter issued by Sempra Energy, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

    (c) senior to Sempra Energy's common stock.

    Each Declaration will require that the holder of preferred securities accept the subordination provisions and other terms of the preferred securities guarantee. Each preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the guaranteed security may sue Sempra Energy, or seek other remedies, to enforce its rights under the preferred securities guarantee without first suing any other person or entity). A preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not previously paid or upon distribution to the applicable preferred securities holders of the corresponding series of subordinated debt securities pursuant to the appropriate Declaration.

Amendments and Assignment

    Except with respect to any changes which do not adversely affect the rights of holders of a series of preferred securities in any material respect (in which case no consent of the holders will be required), a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities (excluding any the preferred securities held by Sempra Energy or any of its affiliates). A description of the way to obtain any approval is described under "Description of the Preferred Securities--Voting Rights; Amendment of Declarations." All guarantees and agreements contained in a preferred securities guarantee will be binding on Sempra Energy's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

Preferred Securities Guarantee Events of Default

    An event of default under a preferred securities guarantee occurs if Sempra Energy fails to make any of its required payments or perform its obligations under the preferred securities guarantee.

    The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each preferred securities guarantee (excluding any preferred securities held by Sempra Energy or any of its affiliates) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the preferred securities guarantee trustee under the preferred securities guarantee.

Information Concerning the Preferred Securities Guarantee Trustees

    The preferred securities guarantee trustee under a preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After such a default, the preferred securities guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a preferred securities guarantee trustee is under no obligation to exercise any of its powers as described in the applicable preferred securities guarantee at the request of any holder of covered preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantees

    Each preferred securities guarantee will terminate once the applicable preferred securities are paid in full or upon distribution of the corresponding series of subordinated debt securities to the holders of the preferred securities. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

    The preferred securities guarantees will be governed by and construed in accordance with the laws of the State of New York.

Relationship Among Preferred Securities, Preferred Securities Guarantees and Subordinated Debt Securities Held By Each Trust

    Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Sempra Energy to the extent described under "Description of the Preferred Securities Guarantees." No single document executed by Sempra Energy in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Sempra Energy's obligations under the applicable preferred securities guarantee, Declaration, subordinated indenture and subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

    As long as Sempra Energy makes payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

    (a) the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the preferred and common securities;

    (b) the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

    (c) Sempra Energy shall pay for any and all costs, expenses and liabilities of each trust except the trust's obligations under its preferred securities (and Sempra Energy has agreed to guarantee such payment); and

    (d) each Declaration provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

    If and to the extent that Sempra Energy does not make payments on the subordinated debt securities, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, you will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, you may directly sue Sempra Energy or seek other remedies to collect your pro rata share of payments owed. If you sue Sempra Energy to collect payment, then Sempra Energy will assume your rights as a holder of preferred securities under the trust's Declaration to the extent Sempra Energy makes a payment to you in any legal action.

    A holder of any preferred security may sue Sempra Energy, or seek other remedies, to enforce its rights under the applicable preferred securities guarantee without first suing the applicable preferred securities guarantee trustee, the trust which issued the preferred security or any other person or entity.

                                    EXPERTS

    The consolidated financial statements, the related financial statement schedule and the supplemental schedule of summarized financial information as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 VALIDITY OF THE SECURITIES AND THE GUARANTEES

    John R. Light, Esq., Executive Vice President and General Counsel of Sempra Energy will pass upon the validity of the securities and the guarantees. Richards, Layton & Finger, P.A., special Delaware counsel to Sempra Energy and the trusts, will pass upon certain matters of Delaware law relating to the validity of the preferred securities. Latham & Watkins, Los Angeles, will pass upon the validity of the securities and the guarantees for any underwriters or agents.

                              PLAN OF DISTRIBUTION

    We may sell the securities described in this prospectus from time to time in one or more transactions

    (a) to purchasers directly;

    (b) to underwriters for public offering and sale by them;

    (c) through agents;

    (d) through dealers; or

    (e) through a combination of any of the foregoing methods of sale.

    We may distribute the securities from time to time in one or more transactions at:

    (a) a fixed price or prices, which may be changed;

    (b) market prices prevailing at the time of sale;

    (c) prices related to such prevailing market prices; or

    (d) negotiated prices.

 Direct Sales

    We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

 To Underwriters

    The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley Dean Witter and Salomon Smith Barney Inc. may be involved in any at the market offering of equity securities by or on our behalf.

    Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

    Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

 Through Agents and Dealers

    We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

    If we utilize a dealer in the sale of the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

 Delayed Delivery Contracts

    If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement.

    The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

 General Information

    Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

    Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

    Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

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    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Forward-Looking Statements...............................................  S-2
Summary Information......................................................  S-3
Use of Proceeds..........................................................  S-5
Recent Developments......................................................  S-5
Capitalization...........................................................  S-7
Ratio of Earnings to Combined Fixed Charges..............................  S-8
Summary Historical Condensed Consolidated Financial Information..........  S-9
Summary Unaudited Condensed Consolidated Pro Forma Financial
 Information............................................................. S-11
Description of the Notes................................................. S-16
Underwriting............................................................. S-26
Legal Matters............................................................ S-27
Independent Accountants.................................................. S-27

                                  Prospectus
About This Prospectus....................................................    1
Forward-Looking Statements...............................................    2
Where You Can Find More Information......................................    2
Sempra Energy............................................................    4
Sempra Energy Holdings...................................................    4
The Trusts...............................................................    5
Use of Proceeds..........................................................    6
Ratio of Sempra Energy Earnings to Fixed Charges and Preferred Stock
 Dividends...............................................................    6
Description of Securities................................................    7
Description of Debt Securities...........................................    7
Description of Sempra Energy's Common Stock and Preferred Stock..........   18
Description of Preferred Securities......................................   22
Description of Preferred Securities Guarantees...........................   28
Experts..................................................................   31
Validity of the Securities and the Guarantees............................   31
Plan of Distribution.....................................................   31

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                                 $ 500,000,000

                                 Sempra Energy

                                 % Notes due 2010


                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------


                             Goldman, Sachs & Co.

                          Credit Suisse First Boston

                          Morgan Stanley Dean Witter

                             Salomon Smith Barney

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